EXHIBIT 10.25

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) effective as of the 2nd day of July, 2011 (the “Effective Date”), by and between Asure Software, Inc., a Delaware corporation (the “Company”) having an office at 110 Wild Basin Road, Austin, TX 78746, and Patrick Goepel, an individual residing at ________________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the parties entered into an Employment Agreement dated as of September 25, 2009 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Executive, the Executive desires to continue to be employed by the Company, and the Executive has specifically provided to the Company all assurances that there is no prohibition or restraint legally or otherwise in the Company continuing to obtain the services of the Executive, all in accordance with the terms and provisions of this Agreement; and

WHEREAS, the parties wish to amend certain terms of the Original Agreement, including, among others, the compensation paid and awarded to the Executive;

NOW, THEREFORE, in consideration of the covenants and promises hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive represent, covenant and agree as follows:

1. Employment.  The Company shall employ the Executive as Chief Executive Officer of the Company in accordance with the terms and provisions of this Agreement.

2. Term.  The term of the Executive's employment hereunder shall be deemed for purposes hereof to have commenced on the Effective Date, and shall continue until this Agreement is terminated as hereinafter provided (the “Term”).

3. Compensation. As compensation for all services rendered by the Executive to the Company pursuant to this Agreement, Executive shall receive the following amounts during the Term:

(a) Base Salary.  Executive shall receive an annual base salary (the “Base Salary”) of Two Hundred Thousand Dollars ($200,000.00), which shall be payable in accordance with Company's standard payroll practices.

(b) Stock Option.  The Executive was awarded a stock option under the Company’s 2009 Option Plan (the “Plan”) as part of the Original Agreement for the purchase of 800,000 shares of Common Stock (the “Initial Option”).  Subsequent to the issuance of the Initial Option the Company underwent a 10:1 reverse stock split, such that the number of shares exercisable pursuant to the Initial Option was modified from 800,000 to 80,000.  The Board of Directors, as administrator of the Plan, wishes to exercise its powers pursuant to Section 4(c) of the Plan and amend certain terms of the Initial Option, including, among other things, the vesting schedule.  As of July 1, 2011, 35,000 shares have vested (“Vested Shares”) and 45,000 shares remain unvested (the “Unvested Shares”).  The Company and the Executive agree to (i) amend the Initial Option so as to cancel the grant of all Unvested Shares, in the form of agreement attached hereto as Exhibit A, and (ii) grant the Executive a new option to purchase 115,000 shares of the Company’s common stock (the “New Option”), in accordance with the terms of the Stock Option Grant and Stock Option Agreement attached as Exhibit B (together with Exhibit A, the “Stock Option Agreements”) hereto and in accordance with the following vesting schedule: one-fourteenth (1/14th) of shares of common stock underlying the Stock Option, or 8,214 shares, shall vest and become exercisable on each of September 30 and December 31 for calendar year 2011, and each of March 31, June 30, September 30, and December 31 for each of calendar years 2012 and 2013, and each of March 31, June 30 and September 30, 2014, with the remaining 8,218 shares to vest and become exercisable on December 31, 2014.  Notwithstanding the foregoing, in the event of a Change of Control (as defined in the Plan), the Stock Option will vest as set forth in the Stock Option Agreement.  For clarity, all Vested Shares can continue to be exercised pursuant to the terms of the Initial Option.

(c) Discretionary Bonus.  The Executive may be eligible to receive a discretionary bonus as part of the Company’s annual short-term bonus plan, as adopted by the Board of Directors (the “Board”) in 2011; provided that the Board shall have the right to adjust net income (as defined in the short-term bonus plan) to adjust for one-time or extraordinary items.

(d) Board Service.  During the Term, to the extent that the Executive serves as a member of the Company’s Board, Executive shall waive the right to receive any additional compensation, whether cash, equity or otherwise, in connection with serving on the Board of Directors.

4. Vacation and Executive Benefits.  During the Term:

(a) Vacation and Sick Time.  The Executive shall be entitled to the same number of vacation and/or sick days as provided to other senior executive officers of the Company, in accordance with the Company's vacation policy as applicable to employees generally.  Vacation shall be taken upon reasonable advance notice to the Company, and at such times, so as not to interfere with the proper operation of the Company's business.

(b) Executive Benefits.  The Executive shall be entitled to participate in the health, dental, and 401(k) plans, if any, maintained by Company, as well as any other benefit plans made available to employees of Company generally.  The terms of the Executive’s participation in such plans or policies shall be determined by the Board in its discretion and in accordance with those plans.  These plans are subject to change in the Company’s sole discretion.

(c) Business Expenses.  The Company shall reimburse the Executive for all necessary and reasonable business expenses, including expenses in connection with a rental car, hotel and/or other lodging, food and travel, incurred in business travel by the Executive, subject to any policies established by the Board of Directors or the Company.

5. Description of Duties.  During the Term, the Executive shall act as chief executive officer of the Company and shall:

(a) Devote on a full time basis all necessary time, best efforts, professional skills, attention and energies to perform his duties hereunder to Company; provided, however, the Executive shall be allowed to devote up to four (4) business days a month to other business activities so long as such activities do not interfere or conflict with the Executive’s duties and responsibilities hereunder ;

(b) Act in accordance herewith, and in all accounts be responsible and responsive to, the Company;

(c) Perform such services as are generally required of a chief executive officer and follow the lawful directives of the Board as requested from time to time.

6. General Services.  During the Term, the Executive shall:

(a) Observe and adhere to the Company’s policies and standards of conduct, including, without limitation, the Company’s Insider Trading Policies and the Company’s Rights Plan, as well as customary standards of business conduct, including any standards prescribed by law or regulation and generally adhere to the Company’s employee handbook;

(b) Perform the Executive’s duties hereunder in a manner that preserves and protects the Company’s business reputation; and

(c) Do all things and render such services as may be necessary or beneficial in carrying out any of the foregoing.

7. Confidential Information and Assignment of Inventions Agreement.  The Executive hereby acknowledges that the Executive has executed Company’s form of Confidential Information and Invention Assignment Agreement (the “Confidentiality and Assignment Agreement”).  The Executive and the Company hereby acknowledge that such Confidentiality and Assignment Agreement is an integral part of this Agreement and is thus incorporated herein its entirety by reference.

8. Conflict of Interest Guidelines. Except as provided herein, during the Term, the Executive shall devote his full business time and attention to the business of the Company and will not engage in or devote time to any personal business activities or business ventures that may interfere (as determined in good faith by the Board of Directors) with his duties hereunder without the prior consent of the Board.  Executive further agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.  The Company hereby acknowledges and consents to Executive’s involvement, as currently structured and as previously communicated to the Company’s Chairman of the Board, with and business activities for Safeguard, Allover Media, and APPD Investments, and agrees that same do not constitute a conflict of interest under this Agreement or the Conflict of Interest Guidelines.  The Executive warrants and represents that he has the full right and authority to enter into this Agreement and to render services as required under this Agreement and that by signing this Agreement and rendering such services, he is not breaching any contract or legal obligation he owes to any third party.

9. Non-Solicitation.

(a)            The Executive shall not, either alone or in association with others, (i) during the term and for a period of two (2) years after the termination, expiration or cessation of the Executive’s employment with the Company for any reason solicit, or permit any organization directly or indirectly controlled by or affiliated with the Executive to solicit, any employee of the Company to leave the employ of the Company, and (ii) during the term and for a period of two (2) years after the termination, expiration or cessation of the Executive’s employment with the Company for any reason, solicit for employment, hire, or engage as an independent contractor, or permit any organization directly or indirectly controlled by or affiliated with the Executive to solicit for employment, hire, or engage as an independent contractor, any person who is or was either employed or engaged as an independent contractor by the Company.

(b)            Without limiting his obligations under section (a) above, during the term and for a period of two (2) years after the termination, expiration or cessation of the Executive’s employment with the Company for any reason, Executive shall not (1) engage or participate in any effort or act to solicit the Company’s customers, suppliers, associates, employees or consultants to cease, reduce or diminish doing business, or their association or employment with the Company; (2) solicit or accept business from the Company’s customers; or (3) interfere in any manner in the contractual or employment relationship between the Company and any such customer, supplier, associate, employee or consultant of the Company.

10.           Termination.

(a)           This Agreement shall be terminable by either party upon sixty (60) days’ written notice to the other party (the “Termination Date”).

(b)           In the event of termination, for whatever reason, the Executive shall be entitled to receive his Base Salary through the effective date of termination and all compensation and/or benefits that have vested or accrued or that were earned immediately prior to the effective date of termination, payable in accordance with the terms and conditions of the applicable compensation and/or benefits plans, programs or arrangements.

(c)           In addition, should Company terminate Executive’s employment without Cause, Company shall pay Executive severance pay in the amount of six (6) months of Executive’s then base salary.  For purposes of this Agreement, ”Cause” is defined as: (i) Executive’s breach of any material provision set forth in this Agreement or Company’s policies, provided Executive failed to cure the breach within fifteen (15) days of written notice of the breach by Company; (ii) conviction or plea of no contest to a felony or a gross misdemeanor (provided such gross misdemeanor negatively impacts Employee’s ability to carry out the duties of his employment); or (iii) Executive, in carrying out his duties under this Agreement, is guilty of gross negligence or willful misconduct resulting in material economic harm to, or a materially adverse effect on, Company or any of Company’s operations, properties, prospects or business relationships.

(d)           The Executive agrees that nothing contained in this Agreement shall be construed to give the Executive a right to continuing employment beyond the Termination Date.

11.           Severability.  All of the terms and provisions contained in this Agreement are severable and, in the event that any of them shall be deemed unenforceable or invalid by a court of competent jurisdiction, then this Agreement shall be interpreted as if such unenforceable or invalid term or provision were not contained herein.

12.             Reformation of Time, Geographical and Occupational Limitations.  The Company and Executive agree and stipulate that the obligations set forth in Sections 7 through 9 of the Agreement are fair and reasonable.  Therefore, in furtherance of and not in derogation of these provisions of this Agreement, in the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical and occupational limitations as may be permitted by applicable law.

13.           Section 409A.  This Agreement and the Exhibits and Schedules hereto are intended to meet the requirements to be exempt from the application of Section 409A of the Internal Revenue Code (“Section 409A”).  If any amount payable under the Agreement, Exhibits or Schedules is determined to be subject to Code Section 409A, then the applicable provisions of the Agreement, Exhibit or Schedule shall be interpreted and administered in accordance with Section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of Section 409A. Notwithstanding any provision of the Agreement, Exhibit or Schedule to the contrary, no payment of an amount subject to Section 409A on account of a termination of service as defined in Section 409A and the accompanying guidance, shall be made to Executive if he is a specified employee (within the meaning of Section 409A and the applicable guidance) as of the date of Executive’s termination of service, within the six-month period following Executive’s termination of service.  Amounts to which Executive would otherwise be entitled under the Agreement, Exhibit or Schedule during the first six months following the termination of service will be accumulated and paid on the first day of the seventh month following the Executive’s termination of service.

14.             Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Texas, without regard to its conflicts of laws principles.  Each of the parties of this Agreement consents to the exclusive jurisdiction and venue of the Courts of the State and Federal Courts of Travis County, Texas.

15.             Entire Agreement.  This Agreement, the Exhibits and Schedules attached hereto constitutes the entire agreement of the parties hereto, and replaces all prior agreements, including the Original Agreement, and all promises, representations and understandings between the Company and the Executive whatsoever concerning the limited subject matter hereof.  There are no other agreements, conditions or representations, oral or written, express or implied, which form the basis for this Agreement.

16.             Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in a writing of subsequent date hereto and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.  The parties further agree that the provisions of this Section may not be waived except as herein set forth.

17.             Section Headings.  The section headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

18.             Waiver of Breach.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

19.             Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth above, or as subsequently modified by written notice,

20.             Withholding.                               The Company shall deduct and withhold from Executive’s compensation all necessary or required taxes, including but not limited to Social Security, withholding and otherwise, and any other applicable amounts required by law or any taxing authority.

21.             Survival Clauses.  Sections 7 through 24 of this Agreement shall survive the termination of the Executive's employment with the Company for any reasons set forth in such Sections.

22.             Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.  The captions of this Agreement are not part of the provisions and shall have no force or effect.

23.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

24.             Legal Counsel.  Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  Executive acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Company as to its contents.  Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year hereinbefore first written.

COMPANY

ASURE SOFTWARE, INC.

By:
Name:
Title:

EXECUTIVE

____________________________________
Patrick Goepel

Exhibit A

Form of Amended Option Agreement

Exhibit B

Form of New Option Agreement

 Exhibit C

CONFLICT OF INTEREST GUIDELINES

It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities, which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations, which must be avoided. Any exceptions must be reported to the Board of Directors of the Company and written approval for continuation must be obtained.

1.           Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended (The Employment Agreement elaborates on this principle and is a binding agreement).

2.           Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.           Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.           Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.           Initiating or approving any form of personal or social harassment of employees.

6.           Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.           Borrowing from or lending to employees, customers or suppliers.

8.           Acquiring real estate or other property of interest to the Company.

9.           Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent Company or other person or entity with whom obligations of confidentiality exist.

10.           Unlawfully discussing prices, costs, customers, sales or markets with competing companies or either employees.

11.           Making any unlawful agreement with distributors with respect to prices.

12.           Improperly using or authorizing the use of any inventions, which are the subject of patent claims of any other person or entity.

13.           Engaging in any conduct, which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines, and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.